Exhibit 99.1

SPANISH BROADCASTING ANNOUNCES PARTICIPATION IN FCC’S TELEVISION SPECTRUM

INCENTIVE AUCTION WITH MIAMI AND HOUSTON TELEVISION STATIONS

MIAMI, FLORIDA, January 11, 2016 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today announced its participation in the FCC’s Television Spectrum Incentive Auction with its Miami and Houston Television stations.

We have filed applications to participate in the FCC’s television spectrum incentive auction with our Miami television station, WSBS-CD – Channel 50, and our Houston television station, KTBU – Channel 42, to potentially generate cash proceeds that are expected to be created by the auction process.  As participants in the FCC’s television spectrum incentive auction we will be subject to the FCC’s anti-collusion rule, which prohibits certain communications during a “quiet period.”  The quiet period will end when the FCC issues a public notice announcing the completion of the reverse and forward auctions, which will likely be sometime in late 2016.  There can be no assurance that the FCC’s television spectrum incentive auction will be successfully completed and any potential cash proceeds will be subsequently realized.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns 17 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Network, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 100 affiliated stations reaching 88% of the U.S. Hispanic audience.  SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns multiple bilingual websites, including www.LaMusica.com, an online destination and mobile app providing content related to Latin music, entertainment, news and culture. For more information, visit us online at www.spanishbroadcasting.com.

Contacts:

Analysts and Investors	Analysts, Investors or Media
Joseph A. Garcia	Brad Edwards
Chief Financial Officer, Chief Administrative	Brainerd Communicators, Inc.
Officer, Senior Executive Vice President and	(212) 986-6667

Secretary

(305) 441-6901